EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 07, 2021 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and earnings during the Company’s second fiscal quarter ending Friday, April 2, 2021. Year-to-date revenue and net income compared favorably to the prior year fiscal six-month period.

“Through the second fiscal quarter, our results reflect the strong levels of demand fueled by the pandemic and the increased interest in outdoor activities. I am proud of our team for their exceptional work in delivering these results during this unprecedented time. Our primary focus continues to be keeping pace with high demand,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, the power of our innovation and the enduring strength of our brand equities continue to well-position Johnson Outdoors for marketplace success.”

SECOND QUARTER RESULTS
Sales in the second fiscal quarter reflect shipments to customers in anticipation of the primary retail selling period for the outdoor recreation industry’s warm-weather products. Total Company net sales in the second quarter surged 26 percent year over year to $206.2 million, versus $163.1 million in the prior year fiscal quarter. Key contributing factors to the results were:

  Continued high demand across all product lines in Minn Kota® and Humminbird® propelled a 19.5 percent increase in Fishing revenue.
  Watercraft Recreation and Camping sales rose significantly due to strong demand across all product categories.
  Ongoing pandemic-related global travel restrictions and lockdowns in various countries led to the unfavorable year-over-year revenue comparison in Diving.

Total Company operating profit during the quarter was $36.0 million versus $31.8 million in the prior year second quarter. Gross margin dipped slightly to 45.2 percent due primarily to increases in tariffs and freight costs year over year. Operating expenses were $57.2 million, with the increase driven by higher sales volume-driven expenses, as well as higher variable and deferred compensation expense between quarters. Favorable market conditions on the Company's deferred compensation plan assets resulted in higher deferred compensation expense in the current year quarter as compared to the prior year quarter, which was entirely offset by a gain in Other Income. Net income increased to $27.8 million, or $2.74 per diluted share.

YEAR-TO-DATE RESULTS
Fiscal 2021 year-to-date net sales were $371.8 million, a 28 percent increase over last year’s first fiscal six-month period. Total Company operating profit rose 54.4 percent to $59.6 million compared to $38.6 million in prior fiscal year-to-date period. Gross margin improved to 45.3 percent in the first fiscal six months versus 44.2 percent in the prior fiscal year-to-date period. Operating expenses were $108.7 million due to volume-related costs and the items noted above for the quarter. Net income during the first fiscal six months was $47.7 million, or $4.70 per diluted share, versus $26.8 million, or $2.66 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate decreased year-over-year to 24.7 percent.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $186.9 million as of April 2, 2021. Depreciation and amortization were flat year over year at $6.8 million. Capital spending was $9.8 million in the first fiscal six months compared with $7.8 million in the prior year period. In February 2021, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 15, 2021, which was payable on April 29, 2021.

“We’re continuing to work with our supply chain partners to maintain adequate inventory and increase capacity where possible as we work hard to fill demand,” said David W. Johnson, Chief Financial Officer. “The balance sheet remains strong and our healthy cash position enables us to invest in strategic opportunities to strengthen the business, while continuing to create value for the long-term and consistently pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 7, 2021. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	April 2 2021	March 27 2020	April 2 2021	March 27 2020
Net sales	$206,156	$163,084	$371,823	$291,138
Cost of sales	112,902	87,952	203,539	162,394
Gross profit	93,254	75,132	168,284	128,744
Operating expenses	57,218	43,338	108,691	90,149
Operating profit	36,036	31,794	59,593	38,595
Interest (income) expense, net	(45)	(449)	(95)	(1,069)
Other (income) expense, net	(1,229)	3,866	(3,633)	2,698
Income before income taxes	37,310	28,377	63,321	36,966
Income tax expense	9,476	7,990	15,640	10,149
Net income	$27,834	$20,387	$47,681	$26,817
Diluted average common shares outstanding	10,120	10,060	10,101	10,047
Diluted net income per common share	$2.74	$2.02	$4.70	$2.66
Segment Results
Net sales:
Fishing	$160,016	$133,955	$287,015	$233,233
Camping	14,244	8,849	26,438	16,363
Watercraft Recreation	17,778	6,064	30,221	10,873
Diving	14,208	14,261	28,301	30,720
Other/eliminations	(90)	(45)	(152)	(51)
Total	$206,156	$163,084	$371,823	$291,138
Operating profit (loss):
Fishing	$40,400	$32,917	$68,163	$47,935
Camping	2,962	709	5,770	775
Watercraft Recreation	2,814	(1,639)	3,883	(3,202)
Diving	(1,253)	(812)	(1,594)	(607)
Other	(8,887)	619	(16,629)	(6,306)
Total	$36,036	$31,794	$59,593	$38,595
Balance Sheet Information (End of Period)
Cash and cash equivalents			$186,921	$131,256
Accounts receivable, net			130,139	106,629
Inventories, net			124,538	107,680
Total current assets			450,769	353,342
Total assets			618,980	504,304
Total current liabilities			123,503	102,623
Total liabilities			195,244	157,202
Shareholders' equity			423,736	347,102

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600